Exhibit 99.1

United Power provides notice to withdraw from Tri-State under FERC-approved tariff
•Contract termination tariff being considered by the Federal Energy Regulatory Commission (FERC) allows any member to withdraw from membership.
•The tariff ensures that if a member withdraws from Tri-State membership, the remaining members and Tri-State remain unharmed.
•Responsible Energy Plan delivers Tri-State members flexibility to pursue power supply options, while significantly increasing renewable resources, reducing emissions, maintaining reliability and lowering power costs.

(December 14, 2021 – Westminster, Colo.) Tri-State Generation and Transmission Association has been provided notice by United Power that the distribution cooperative intends to withdraw from membership. As part of its clean energy transition, Tri-State developed a tariff to implement the early termination of a member’s wholesale power contract, prior to its expiration in 2050.

Tri-State’s members developed a contract termination payment (CTP) tariff, which was accepted by the Federal Energy Regulatory Commission (FERC) and became effective Nov. 1, 2021. The CTP tariff sets forth the terms and conditions under which Tri-State utility members may terminate their Wholesale Electric Service Contracts and membership in Tri-State. The CTP tariff ensures that remaining Tri-State members and Tri-State are held harmless if another member decides to terminate its contract early.

“Tri-State will work with United Power, as it would with any other member, through the contract termination process to support an orderly withdrawal,” said Duane Highley, CEO of Tri-State. “The contract termination tariff approved by the FERC ensures that any utility member’s withdrawal does not harm the remaining members of our cooperative or Tri-State.”

Tri-State’s CTP tariff has been accepted by the FERC, subject to refund, and FERC has scheduled a hearing on the tariff for May 2022. The CTP tariff includes requirements for a two-year notice and the payment of a contract termination payment.

“United Power’s notice to withdraw from membership is not surprising, given its actions over several years and its multiple attempts to terminate its wholesale power contract at the lowest possible cost, no matter the impact to its fellow members,” Highley said. “We worked with United Power to understand its individual needs, but each of its proposals would have harmed the other utility members of Tri-State.

“Tri-State will continue to work with FERC to ensure the CTP tariff protects remaining members from harm if a member desires to terminate its contract early,” Highley said.

Tri-State leading in the clean energy transition while remaining reliable, affordable

Contrary to United Power’s public assertions, Tri-State has moved rapidly to transition to clean energy and provide more value to its members. Through its member-developed Responsible Energy Plan, Tri-State is leading in the clean energy transition, including greatly adding significant renewable resources, decreasing carbon dioxide emissions and increasing member power supply flexibility.

“Through our Responsible Energy Plan, our members will have among the cleanest, lowest emissions energy portfolios in the nation, while their power supply from Tri-State remains reliable and even more affordable,” Highley said. “Led by our members, Tri-State will continue to meet their needs and deliver increasing flexibility in a changing energy marketplace.”

Exhibit 99.1

The CTP tariff, along with the option for partial requirements contracts being pursued by three members, provide Tri-State’s utility members power supply flexibility.

Under the transformative plan, Tri-State’s members, which have one-third of their energy from renewable resources today, will use 50% renewable energy by 2024 and 70% renewable energy by 2030.

In November 2021, Tri-State announced the completion of the Niyol Wind Energy Center, the second of eight new wind and solar projects totaling more than 1,000 megawatts, to be constructed by 2024. Between 2024 and 2030, Tri-State has identified an additional 2,000 megawatts of renewable resources and energy storage in its electric resource plan filing with the Colorado Public Utilities Commission. In Colorado, Tri-State will reduce carbon dioxide emissions 80% associated with wholesale sales in the state, relative to a 2005 baseline.

Tri-State’s places a priority on ensuring reliable and affordable power. These efforts include participation in two energy imbalance markets and advancing participation in a regional transmission organization in the West.

Tri-State’s rates have been stable for five years, and in March 2021, Tri-State initiated a 4% wholesale rate reduction that will be fully implemented in March 2022.

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About Tri-State
Tri-State is a power supply cooperative of 45 members, operating on a not-for-profit basis, including 42 utility electric distribution cooperative and public power district members in four states. Together with our member/owners, we deliver reliable, affordable and responsible power to more than a million electricity consumers across nearly 200,000 square miles of the West. For more information about Tri-State, visit www.tristate.coop.

Contact:
Lee Boughey, 303-254-3555, lboughey@tristategt.org
Mark Stutz, 303-254-3183, mstutz@tristategt.org

Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.